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                                                                EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

                  AGREEMENT, dated as of May 20, 1998, by and between Citizens Bancshares, Inc. (the "Corporation"), which will have its principal office in Bowling Green, Ohio, and Marty E. Adams (the "Employee").

                  WHEREAS, Mid Am, Inc. and Citizens Bancshares, Inc. have entered into an Amended and Restated Agreement and Plan of Merger, dated August 5, 1998 (the "Merger Agreement"), which provides for the merger of Mid Am, Inc. into Citizens Bancshares, Inc. (the "Merger");

                  WHEREAS, in connection with the Merger the parties wish to ensure continuity in management and leadership of the combined organization and to minimize the departure or distraction of management in the event of a change in control, and therefore desire to enter into this Employment Agreement;

                  WHEREAS, the Board of Directors of the Corporation (the "Board") and the Board of Directors of Mid Am, Inc. have approved and authorized the Corporation's entry into this Agreement with the Employee;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Corporation and the Employee agree as follows:

                  1. Effective Time. The provisions of this Agreement shall take effect as of the Effective Time of the Merger as defined in the Merger Agreement ("Effective Time"), provided Employee is employed by Citizens Bancshares, Inc. immediately prior to the Effective Time. As of the Effective Time the prior Executive Employment Agreement between Employee, Citizens Bancshares, Inc. and The Citizens Banking Company shall terminate and become null and void.

                  2. Employment. The Employee shall be employed as President and Chief Operating Officer of the Corporation during the period (the "Initial Period") commencing on the Effective Time and ending on the earlier to occur of
(i) the fifth anniversary of the Effective Time or (ii) the date that David R. Francisco ceases for any reason to serve as Chief Executive Officer of the Corporation, and, unless otherwise determined by a majority of the entire Board, as Chief Executive Officer of the Corporation for the period (the "Executive


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Period") commencing upon the expiration of the Initial Period and ending upon the expiration of the Term. In such positions, the Employee shall render executive, policy and other management services to the Corporation of the type customarily performed by persons serving in a similar executive officer capacity, subject to the powers by law vested in the Board and in the Corporation's shareholders. During the Initial Period, the Employee shall have primary responsibility for the commercial banking operations of the Corporation and related acquisitions and, with respect to all other merger and acquisition activity, shall have the right to participate fully in any such process, including discussions and negotiations, and shall have such other duties as the Chief Executive Officer of the Corporation or the Board may from time to time reasonably direct or request. During the Initial Period, the Employee shall be the second highest ranking executive officer of the Corporation and its subsidiaries. During the Executive Period, the Employee shall report to the Board and shall perform such other related duties as the Board may from time to time reasonably request. The Employee shall be a full time employee of the Corporation. During the Term, the Corporation shall nominate the Employee for election to the Board at each election of directors at which his term thereon would otherwise expire, unless a majority of the entire Board determines otherwise.
                  The Employee shall perform his duties and responsibilities under this Agreement faithfully, diligently and to the best of the Employee's ability, and in compliance with all applicable laws in all material respects and the Corporation's Sixth Restated Articles of Incorporation and Code of Regulations, as they may be amended from time to time. Prior to the third anniversary of the Effective Time, the Employee shall perform his duties hereunder at the offices of the Corporation in Bowling Green or Salineville, Ohio, as he, in his sole discretion, shall deem appropriate. Subsequent to the third anniversary of the Effective Time, the Corporation may require the Employee to perform his duties hereunder at its principal office in Bowling Green, Ohio.

                  3. Term. The initial term of employment under this Agreement shall be for a period of five (5) years commencing on the Effective Time (the "Term"). This Agreement shall be automatically extended for one (1) additional year on the third anniversary


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date of the Effective Time and if so renewed, for an additional one year renewal term, annually on each succeeding anniversary date of the Effective Time (the "Renewal Date"), unless either party gives notice to the other at least three
(3) months in advance of the Renewal Date that it does not intend to renew the Agreement. References herein to the Term shall refer both to such initial term and such successive renewal terms. The Term shall end upon the termination of the Employee's employment under this Agreement.
                  4. Compensation. (a) Base Salary. The Corporation agrees to pay the Employee during the Term an annual base salary ("Base Salary") of $500,000. The Base Salary shall be reviewed at least annually during the Term by the Board, and the Employee shall receive such increases in Base Salary, if any, as the Personnel and Compensation Committee of the Board or any successor thereto (the "Committee") in its absolute discretion may determine, together with such performance or merit increases, if any, as the Committee in its absolute discretion may determine. If Employee's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. Employee's Base Salary shall not be reduced during the Term. Participation with respect to discretionary bonuses, retirement and other employee benefit plans and fringe benefits shall not reduce the Base Salary payable to the Employee under this Section 4. The Base Salary shall be payable to the Employee in equal installments in conformity with the Corporation's normal payroll periods.

                           (b) Bonus. During the Term, the Employee shall be
eligible to receive an annual performance bonus (in an amount no greater than 100% of the Base Salary for the year with respect to which such performance is measured) consistent with the Corporation's management incentive program, as approved by the Committee, and shall have an annual target bonus under such program equal to at least 40% of such Base Salary.
                  5. Withholding Obligation. The Corporation shall have the ability to withhold from the compensation otherwise due to the Employee under this Agreement any federal income tax, Federal Insurance Contribution Act tax, Federal Unemployment Act tax, or other amounts required to be withheld from compensation from time to time under the

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Internal Revenue Code of 1986, as amended (the "Code"), or under any state or municipal laws or regulations.
                  6.       Fringe Benefits.

                           (a) Vacations and Leave. During the Term, the
Employee shall be entitled to annual paid vacation of four (4) weeks per year or such longer period as the Committee may approve. The Employee shall schedule the timing of paid vacations in a reasonable manner. The Employee shall also be entitled to such other leave, with or without compensation, as shall be mutually agreed upon by the Committee and the Employee.
                           (b) Participation in Retirement and Employee Benefit
Plans. During the Term, the Employee shall be entitled to participate, on a basis no less favorable than any other senior executive officer of the Corporation, in benefit plans of the Corporation or its subsidiaries relating to stock options, stock appreciation, stock purchases, pension, thrift, deferred compensation, profit sharing, group life insurance, medical coverage, education or other retirement or employee benefits that the Corporation may adopt for the benefit of its executive employees.
                           (c) Other Benefits. During the Term, the Employee
shall be entitled to participate in any other fringe benefits which are or may become applicable to the Corporation's executive employees, including the use of an automobile, a reasonable expense account, the payment of reasonable expenses for attending annual and periodic meetings of trade or business associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement, on a basis no less favorable than any other senior executive officer of the Corporation.
                  7. Termination of Employment. The Employee's employment hereunder and the Term may be terminated under the circumstances set forth in paragraphs (a) through (e) below:

                           (a) Death. The Employee's employment hereunder shall
terminate upon his death. If the Employee shall die during the Term, the Corporation shall pay to such person as the Employee has designated in a notice filed with the Corporation, or, if no such

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notice is filed, to his estate, in substantially equal monthly installments, from the date of his death for a period of two years, an annual amount equal to the Employee's Base Salary as of his date of death.

                           (b) Disability. If, as a result of the Employee's
incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given (which may occur one month before or after the end of such six (6) month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Corporation may terminate the Employee's employment hereunder for "Disability". In that instance, he shall be entitled to receive for two years, an annual amount equal to the Employee's Base Salary as of his date of disability in addition to disability benefits of the type currently provided to him, or, if more favorable to the Employee, benefits of the type provided for other executive employees in similar positions with the Corporation.

                           (c) Cause. The Corporation may terminate the
Employee=s employment hereunder for Cause or without Cause. Termination for Cause shall mean termination because of (i) the willful and continued failure by the Employee to substantially perform his duties to the detriment of the Corporation (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board which specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties to the detriment of the Corporation, or (ii) the willful engaging by the Employee in gross misconduct materially and demonstrably injurious to the Corporation. For purposes of this paragraph (c), no act or failure to act by the Employee shall be considered "willful" unless done or omitted to be done by the Employee in bad faith and without reasonable belief that the Employee's action or omission was in the best interests of the Corporation or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, shall be conclusively presumed to be done, or omitted to be done, by the

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Employee in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to the Employee a copy of a resolution duly adopted by two-thirds (b) of the entire Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of conduct set forth in clause (i) or (ii) has occurred and specifying the particulars thereof in detail. Following a Change in Control, the Corporation must notify the Employee of any event constituting Cause within ninety (90) days following the Corporation=s knowledge of its existence or such event shall not constitute Cause under this Agreement.

                           (d) Good Reason. The Employee may terminate his
employment hereunder with or without Good Reason; provided, however, that the Employee agrees not to terminate his employment hereunder (other than for Good Reason or for Retirement) during the ninety-day period following a Change in Control. Except as provided in Section 8(b) hereof following a Change in Control, for purposes of this Agreement "Good Reason" shall mean any (i) removal of the Employee from, or failure to re-appoint the Employee to, his position as President and Chief Operating Officer, except in connection with termination of the Employee for Cause, (ii) the failure to appoint the Employee to the position of Chief Executive Officer at the end of the Initial Period, or after such appointment the failure to reappoint the Employee to, or removal of the Employee from, his position of Chief Executive Officer, (iii) failure by the Corporation to comply with Section 2, 4 or 6 hereof in any material respect (iv) the Corporation gives notice that it does not intend to renew the Agreement pursuant to Section 3 above; or (v) any requirement that the Employee be based anywhere more than thirty (30) miles from the office where the Employee is located at the Effective Time with the exception of the relocation of Employee to Bowling Green, Ohio as provided in Section 2 herein. For purposes of this Section 7(d), "Good Reason" shall not exist under clause (iii) of the preceding sentence until after Employee has given the Company notice of the applicable event within 90 days of such event and which is not remedied within


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30 days after receipt of written notice from Employee specifically delineating such claimed event and setting forth Employee's intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute "Good Reason" provided that such event is remedied within 60 days after receipt of such written notice. The Employee's right to terminate employment for Good Reason shall not be affected by the Employee's incapacity due to mental or physical illness and the Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.


                           (e) Retirement. For purposes of this Agreement,
"Retirement" shall mean termination of the Employee's employment by either the Employee (other than for Good Reason) or the Corporation (other than for Cause) on or after the Employee's normal (i.e., not early) retirement age under the terms of the Corporation's pension plan (or, any other tax-qualified plan, if no pension plan exists); provided, that, following a Change in Control such normal retirement age may not be reduced for purposes of this Agreement without the consent of the Employee.

                           (f) Date of Termination. For purposes of this
Agreement, "Date of Termination" means (1) the effective date on which the Employee's employment by the Corporation terminates as specified in a Notice of Termination by the Corporation or the Employee, as the case may be, or (2) if the Employee's employment terminates by reason of death, the date of death of the Employee. Notwithstanding the previous sentence, (i) if the Employee's employment is terminated for Disability (as defined in Section 7(b)), then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if the Employee's employment is terminated by the Corporation other than for Cause, then such Date of Termination shall be no earlier than sixty (60) days following the date on which a Notice of Termination is received.

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                           (g) Payment Upon Termination. Upon any termination of
employment hereunder, the Corporation shall pay the Employee, within ten (10) days following his Date of Termination, a lump sum cash amount equal to the sum of (i) the Employee's unpaid Base Salary through the Date of Termination, (ii) any bonus payments which have become payable (other than deferred amounts), to the extent not theretofore paid, (iii) any vacation pay owed with respect to accrued, but unused, vacation, and (iv) any other benefit payments due to the Employee.

                           (h) Termination Without Cause or For Good Reason. In
addition to the payments set forth in Section 7(g) hereof, in the event that the Employee's employment with the Corporation terminates either (1) prior to a Change in Control, if any, or (2) following the two-year period immediately subsequent to a Change in Control (including as a result of non-renewal of the Term by the Corporation during such two-year period), in each case as a result of (i) a termination by the Employee for Good Reason, or (ii) a termination by the Corporation without Cause (other than for Retirement or Disability), then the Corporation shall pay to the Employee, in one lump sum within thirty days following the Date of Termination, his unpaid prorated Base Salary and unpaid prorated annual bonus based on the assumption that Employee would receive his targeted annual bonus for the year of termination, plus an amount equal to the greater of (x) the sum of Employee's then annual Base Salary plus targeted annual bonus (hereinafter the Employee's "Annual Cash Compensation") multiplied by the number of whole and partial years remaining in the Term as it existed immediately preceding Employee's termination and (y) three (3) times Annual Cash Compensation, payable within thirty days of the Date of Termination. In addition, all stock options granted to the Employee after the Effective Time shall vest and become immediately exercisable in full. The Corporation shall continue to provide, for the remainder of the Term as it existed immediately prior to Date of Termination, or if longer, for three years, the Employee (and the Employee's dependents if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to the Employee); provided, that, if the

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Employee cannot continue to participate in the Corporation's plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the Employee becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Employee's eligibility, but only to the extent that the Corporation reimburses the Employee for any increased cost and provides any additional benefits necessary to give the Employee the benefits hereunder.

                8. Termination of Employment Following a Change in Control.
                   (a) Change in Control Defined. For purposes of this Agreement, a "Change in Control" shall be deemed to have taken place if at anytime following the Effective Time:

                  (i) individuals who constitute the Board immediately after the Effective Time (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent thereto whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as


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                  defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities eligible to vote for the election of the Board (the "Corporation Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Corporation or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities.
                  (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or any of its Subsidiaries that requires the approval of the Corporation's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Corporation Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Corporation Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the


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                  Surviving Corporation or the Parent Corporation), is or
                  becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination; or (iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or a sale of all or substantially all of the Corporation's assets or deposits.


                  Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which reduces the number of Corporation Voting Securities outstanding; provided, that if after such acquisition by the Corporation such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person, a Change in Control of the Corporation shall then occur.

                      (b) Good Reason. During the two-year period following a Change in Control, "Good Reason" shall mean, without the Employee's express written consent, the occurrence of any of the following events:

                      (1) the assignment to the Employee of any duties or responsibilities (including reporting responsibilities) inconsistent in any material and adverse respect with the Employee=s duties and responsibilities with the Corporation immediately prior to such Change in Control (including any diminution of such duties or responsibilities), removal of Employee from, or failure to reappoint the Employee to,

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his position as President and Chief Operating Officer, or the failure to appoint the Employee to the position of Chief Executive Officer at the end of the Initial Period or to reappoint him to such position, or the removal of Employee from such position, thereafter;

                  (2) a reduction by the Corporation in the Employee's rate of annual Base Salary or annual target bonus opportunity (including any adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;
                  (3) any requirement of the Corporation that the Employee (i) be based anywhere more than thirty (30) miles from the office where the Employee is located at the time of the Change in Control or (ii) travel on the Corporation's business to an extent substantially greater than the travel obligations of the Employee immediately prior to such Change in Control;
                  (4) the failure of the Corporation to (i) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which the Employee is participating immediately prior to such Change in Control, or the taking of any action by the Corporation which would adversely affect the Employee's participation in or reduce the Employee's benefits under any such plan, unless the Employee is permitted to participate in other plans providing the Employee with substantially equivalent aggregate benefits (at substantially comparable cost with respect to welfare benefit plans), or (ii) provide the Employee with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Corporation and its affiliated companies as in effect for the Employee immediately prior to such Change in Control; or
                  (5) any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to the Change in Control;

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                           (6) any purported termination of Executive's
         employment which is not effectuated pursuant to Section 11(b) (and which will not constitute a termination hereunder); or
                           (7) the failure of the Corporation to obtain the assumption agreement from any successor as contemplated in Section 12(a) hereof.
                           Notwithstanding anything herein to the contrary, termination of employment by Executive for any reason during the 30-day period commencing one (1) year after the date of a Change in Control shall constitute Good Reason.
                  Any event or condition described in Section 8(b)(1) through
(7) which occurs prior to a Change in Control, but with respect to which the Employee is able to reasonably demonstrate was at the request or suggestion of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Employee shall not constitute Good Reason. The Employee's right to terminate employment for Good Reason shall not be affected by the Employee's incapacity due to mental or physical illness and the Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

                  (c) In addition to the payments set forth in Section 7(g) above, in the event the Employee's employment with the Corporation terminates within two (2) years following a Change in Control either (i) by the Corporation without Cause (other than for Retirement or Disability) or (ii) by the Employee for Good Reason, then the Corporation shall (1) pay to the Employee, within ten
(10) days following the Employee's Date of Termination, a lump sum cash amount equal to the greater of (A) the amount of the payment that would be owed to the Employee under Section 7(h) herein (as if Section 7(h) were triggered), and

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(B) three (3) times the sum of (i) the highest annual rate of Base Salary of the
Employee during the 3-year period immediately preceding the Employee's Date of Termination and (ii) the highest annual bonus earned by Employee in respect of the three (3) fiscal years of the Corporation immediately preceding the year in which the Employee's Date of Termination occurs (or if the Employee has not been employed by the Corporation for such three-fiscal-year period, the greater of
(x) the highest target annual bonus (without regard to any reduction that would give rise to Good Reason) for the year in which the Employee's Date of Termination occurs and (y) the amount otherwise determined under this clause
(ii) without regard to this parenthetical) and (2) continue to provide, for a period of the longer of three (3) years and the remaining period of the Term as it existed immediately before the Date of Termination, the Employee (and the Employee's dependents if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to the Employee) as existed immediately prior to the Employee's Date of Termination (or, if more favorable to the Employee, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if the Employee cannot continue to participate in the Corporation plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the Employee becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Employee's eligibility, but only to the extent that the Corporation reimburses the Employee for any increased cost and provides any additional benefits necessary to give the Employee the benefits hereunder. In addition, all stock options granted to the Employee after the Effective Time shall vest and become immediately exercisable in full.


                  (d) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by the Corporation or its affiliated companies to or for the

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benefit of the Employee (whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8(d)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income. The payment of a Gross-Up Payment under this Section 8(d) shall in no event be conditioned upon the Employee's termination of employment or the receipt of severance benefits under this Agreement.

                  (e) Subject to the provisions of Section 8(d), all determinations required to be made under this Section 8(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be


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utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Corporation as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Employee within fifteen (15) business days of the receipt of notice from the Corporation or the Employee that there has been a Payment, or such earlier time as is requested by the Corporation (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation and the Corporation shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder. The Gross-Up Payment under this Section 8(e) with respect to any Payment shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Corporation and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment") or Gross-Up Payments are made by the Corporation which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be promptly paid by the Corporation to or for the benefit of the Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be promptly paid by the Employee to or for the benefit of the Corporation. The Employee shall cooperate, to the extent his expenses are reimbursed by the Corporation, with any reasonable requests by the Corporation in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

               9. Covenants Not to Compete; Confidentiality.

                  (a) The Employee covenants that if, during the Term, and either prior to or more than two years following a Change in Control, he voluntarily terminates his employment with the Corporation under circumstances which do not constitute Good Reason (unless such termination is approved by the Board) or his employment is terminated by the Corporation for Cause, he shall not without the consent of the Board, for a period of one (1) year following such Date of Termination:

                  (1) engage or be interested, whether alone or together with or on behalf or through any other person, firm, association, trust, venture, or corporation, whether as sole proprietor, partner, shareholder (unless his interest as a shareholder qualifies under clause (4)(i) or (4)(ii) below), agent, officer, director, employee, adviser, consultant, trustee, beneficiary or otherwise, in any business principally and directly engaged in the operation of a business that is competitive with any business in which the Corporation is engaged; which business operates in a geographic area in which, at the time of such termination of employment, the Corporation is conducting substantial business or plans to conduct substantial business (a "competing business");

                  (2) assist others in conducting any competing business;

                  (3) directly or indirectly recruit or induce or hire any person who is an employee of the Corporation or any of its subsidiaries, or solicit any of the Corporation=s customers, clients or providers; or

                           (4) own any capital stock or any other securities of, or have any other direct or indirect interest in, any entity which owns or operates a competing business, other than the ownership of (i) less than five percent (5%) of any such entity whose stock is listed on a national securities exchange or traded in the over-the-counter market and which is not controlled by the Employee or any affiliate of the Employee or (ii) any limited partnership interest of less than 5 % in such an entity.
                  Nothing contained in this section, however, shall prohibit the Employee from taking any of the actions set forth in clause (1), (2), (3) or (4) above if (i) the Employee's employment has been terminated other than for Cause, or (ii) the Employee has terminated employment for Good Reason.
                  (b) In the event that the Employee breaches or threatens to breach any of the terms of this Section 9, the Employee acknowledges that the Corporation=s remedy at law would be inadequate and that the Corporation shall be entitled to an injunction restraining the Employee from committing or continuing such breach.

                     10. Payment Obligation Absolute. Except as expressly provided with respect to continued welfare benefits under Sections 7(h) and 8(c), the Corporation's obligation to pay the Employee the compensation and other benefits provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Employee. All amounts payable by the Corporation hereunder shall be paid without notice or demand.

                11. Notice.
                  (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

                  If to the Employee:

                  10 East Main Street
                  Salineville, OH 43945

                  If to the Corporation:

                  221 South Church Street
                  Bowling Green, OH 43402-0428

                  Attention:  Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) A written notice (a "Notice of Termination") of the Employee's Date of Termination by the Corporation or the Employee, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and
(iii) specify the Date of Termination. The failure by the Employee or the Corporation to set forth in such notice any particular fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Corporation hereunder or preclude the Employee or the Corporation from asserting such fact or circumstance in enforcing the Employee=s or the Corporation's rights hereunder.

                12. General Provisions.

                  (a) No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Corporation agrees that concurrently with any merger or sale of assets which would constitute a Change in Control hereunder, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Employee (or his beneficiary or estate), all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effectiveness of any such merger or sale of assets, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle the Employee to compensation and other benefits from the Corporation in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee's employment were terminated following a Change in Control under Section 8(c) hereof. For purposes of implementing the foregoing, the date on which any such merger or sale of assets becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by the Employee. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amounts would be payable to the Employee hereunder had the Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Employee to receive such amounts or, if no person is so appointed, to the Employee=s estate.

                  (b) Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Employee's employment with the Corporation or involving the failure or refusal (or any alleged failure or refusal) of the Corporation to perform fully in accordance with the terms hereof, the Corporation shall reimburse Employee, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate as published in The Wall Street Journal from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Corporation receives Employee's statement for such fees and expenses through the date of payment thereof, regardless of whether or not Employee's claim is upheld by a court of competent jurisdiction; provided, however, Employee shall be required to repay any such amounts to the

Corporation to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Employee was frivolous or advanced by Employee in bad faith.

                  (c) Entire Agreement; Amendments or Additions; Action by Board. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral and written agreements, memoranda, understandings and undertakings between the parties hereto relating to the subject matter hereof. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. Except as provided in Section 2, the prior approval by a two-thirds 2/3 affirmative vote of the full Board shall be required in order for the Corporation to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of the employment of the Employee with or without Cause. For purposes of Board approval with respect hereto, if the Employee is also a director of the Corporation, he shall abstain from acting on matters pertaining to this Agreement and shall not be counted as a Board member for purposes of the two-thirds 2/3 requirement.

                  (d) Governing Law. This Agreement shall be governed by the laws of the State of Ohio as to all matters, including, but not limited to, matters of validity, construction, effect and practice.

                  (e) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                  (f) Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                      Citizens Bancshares, Inc.


                                            By:    /s/ JAMES C. MCBANE
                                                   ----------------------------
                                                   EMPLOYEE:

                                                   /s/ MARTY E. ADAMS
                                                   ---------------------------
                                                   Marty E. Adams